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                                                                    EXHIBIT 99.1

                         INDEMNITY AND PLEDGE AGREEMENT

        This Pledge Agreement ("Agreement") is made and entered into as of April __, 2000 by and among E. Geoffrey Griffiths ("Griffiths"), Mobile Storage Group, Inc., a California corporation ("Mobile"), and Windward Capital Partners II, L.P., a Delaware limited partnership ("Pledgor").

                                 R E C I T A L S

        A. Windward, Windward Capital LP II, LLC, Windward/MSG Co-Invest, LLC and Windward Acquisition/MS, LLC, Mobile and certain of Mobile's shareholders (the "Shareholders") entered into an Amended and Restated Agreement and Plan of Merger, dated as of April __, 2000 (the "Merger Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

        B. In order to induce Griffiths to enter into, and consummate the transactions contemplated by, the Merger Agreement, the Company desires to indemnify Griffiths as set forth herein, and Pledgor desires to pledge its shares of capital stock of Mobile (the "Shares"), subject to the provisions hereof, to secure the indemnification obligation of Pledgor to Griffiths as set forth herein.

        NOW, THEREFORE, the parties agree as follows:

                                  A. INDEMNITY

1.      INDEMNIFICATION BY COMPANY.

        The Company agrees to make whole, indemnify and hold harmless Griffiths with respect to any and all liability incurred by Griffiths arising out of the enforcement by secured creditors of those certain guarantees by Griffiths of the Guaranteed Indebtedness set forth on the Guaranteed Indebtedness Schedule to the Merger Agreement.

2.      NOTICES.

        Griffiths agrees to provide timely written notice to each of the Company and Windward of any claims asserted against Griffiths in connection with a guaranty of any Guaranteed Indebtedness, specifying in sufficient detail the nature and amount of any such claim. The Company shall, within 20 days after receipt of such written notice, deliver such payment to Griffiths as is sufficient to satisfy its indemnification obligation arising from such claim, e.g., payment of costs incurred by Griffiths and payment in full to the holder of any such Guaranteed Indebtedness or, if Griffiths has paid the guaranteed amount in full, payment to Griffiths of the full amount thereof. If the Company fails to satisfy its obligation to indemnify Griffiths pursuant hereto, Griffiths shall send written notice (the "Second Notice") to Windward to such effect, and Windward shall, no later than twenty (20) days after its

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receipt of the Second Notice, pay in cash that portion of the Guaranteed
Indebtedness to which the notice relates and the costs, expenses and other losses incurred by Griffiths arising from the enforcement of such guaranty.

3.      TERMINATION OF GUARANTIES

        The Company agrees that it will use commercially reasonable efforts to obtain the release of Griffiths from any liability with respect to the Guaranteed Indebtedness within ninety (90) days after the date hereof (the "Release Target Date"). The Company further agrees that from and after the Release Target Date, it shall pay to Griffiths on or about the first of each month, in arrears, a per annum fee of seventy-five hundredths of one percent (0.75%) of the principal amount of the Guaranteed Indebtedness, payable on the first of each month in an amount equal to (a) six point two five hundredths of one percent (0.0625%) multiplied by (b) the average daily principal amount of the Guaranteed Indebtedness for the immediately preceding month.

                                    B. PLEDGE

1.      CREATION OF SECURITY INTEREST

        Pursuant to the provisions of the New York Uniform Commercial Code, Pledgor hereby grants to Griffiths, and Griffiths hereby accepts, a present security interest in the Shares as collateral to secure the payment of Pledgor's indemnification obligation to Griffiths under Section 1 this Agreement. For purposes of this Agreement, the Shares pledged to Griffiths hereby, together with any additional collateral pledged pursuant to Sections 6 and 7 hereof, will hereinafter be collectively referred to as the "Collateral."

2.      RELEASE OF SECURITY INTEREST

        Pledgor shall release its security interest in the Collateral at such time as the Guaranteed Indebtedness has been repaid, cancelled, and/or extinguished in full and/or the guarantees made by Griffiths of such Guaranteed Indebtedness have been released by the secured creditors.

3.      REPRESENTATIONS AND WARRANTIES

        Pledgor hereby represents and warrants to Griffiths that Pledgor has good title (both record and beneficial) to the Collateral, free and clear of all claims, pledges, security interests, liens or encumbrances of every nature whatsoever (except for any such encumbrances imposed under the Shareholders Agreement), and that Pledgor has the right to pledge and grant Griffiths the security interest in the Collateral granted under this Agreement. Pledgor further agrees that, until the release of Griffiths' security interest in the Collateral as provided in Section 2 of Article B of this Agreement, Pledgor will not, without Griffiths' prior written consent, (i) sell, assign or transfer, or attempt to sell, assign or transfer, any of the Collateral, other than to an affiliate and only if such affiliate executes a written



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acknowledgment that such Collateral remains subject to this Agreement, or (ii)
grant or create, or attempt to grant or create, any security interest, lien, pledge, claim or other encumbrance with respect to any of the Collateral.

4.      RIGHTS ON DEFAULT

        In the event that the Company and Pledgor are unable or unwilling to timely indemnify Griffiths for any claim made pursuant to Article A hereof, Griffiths will have full power to sell, assign and deliver the whole or any part of the Collateral at any broker's exchange or elsewhere, at public or private sale, at the option of Griffiths, in order to satisfy any part of the obligations of Pledgor now existing or hereinafter arising hereunder. On any such sale, Griffiths or his assigns may purchase all or any part of the Collateral.

5.      ADDITIONAL REMEDIES

        Pledgor agrees that Griffiths' reasonable expenses of holding the Collateral, preparing it for resale or other disposition, and selling or otherwise disposing of the Collateral, including attorneys' fees and other legal expenses, will be deducted from the proceeds of any sale or other disposition and will be included in the amounts Pledgor must tender to redeem the Collateral. Any forbearance or failure or delay by Griffiths in exercising any right, power or remedy hereunder will not be deemed to be a waiver of any such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder will not preclude the further exercise thereof.

6.      DISTRIBUTIONS; VOTING

        All distributions made with respect to the Collateral during the term of this pledge (excluding only ordinary cash distributions, which will be payable to Pledgor so long as Pledgor has indemnified Griffiths for any claim made pursuant to Article A hereof) will be held in pledge under this Agreement. Notwithstanding this Agreement, so long as Pledgor owns the Shares, Pledgor will be entitled to vote any Shares comprising the Collateral.

7.      ADJUSTMENTS

        In the event that during the term of this pledge, any distribution, reclassification, readjustment, unit split or other change is declared or made with respect to the Collateral, or if warrants or any other rights, options or securities are issued in respect of the Collateral, then all new, substituted and/or additional units or other securities issued by reason of such change or by reason of the exercise of such warrants, rights, options or securities, will be immediately pledged to Griffiths to be held under the terms of this Agreement in the same manner as the Collateral is held hereunder.


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8.      SUCCESSORS AND ASSIGNS

        This Agreement will inure to the benefit of the respective heirs, personal representatives, successors and assigns of the parties hereto.

9.      GOVERNING LAW; SEVERABILITY

        This Agreement will be governed by and construed in accordance with the internal laws of the State of New York, excluding that body of law relating to conflicts of law. Should one or more of the provisions of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions nevertheless will remain effective and will be enforceable.

10.     MODIFICATION; ENTIRE AGREEMENT

        This Agreement will not be amended without the written consent of both parties hereto. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings related to such subject matter.

                       [Signatures continued on next page]


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        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


                                       E. GEOFFREY GRIFFITHS



                                       /s/ E. GEOFFREY GRIFFITHS
                                       -----------------------------------------


                                       MOBILE STORAGE GROUP, INC.



                                       By:  /s/ RONALD F. VALENTA
                                            ------------------------------------
                                            Ronald F. Valenta
                                            President

                                       PLEDGOR

                                            WINDWARD CAPITAL PARTNERS II, L.P.

                                            By Windward Capital GP II, LLC

                                       By:  /s/ MARK C. MONACO
                                            ------------------------------------
                                            Name: Mark C. Monaco
                                            Title: Managing Member


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